Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 4, 2006, with respect to the balance sheets of Little Squaw Gold Mining Company as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended and from the date of inception on March 26, 1959 through December 31, 2005, which report appears in a Form SB-2 registration statement dated April 11, 2006.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

April 11, 2006